Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

electroCore, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered(1)		Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)
Equity	Common Stock, par value $0.001	457(c) and 457(h)	212,473.00	(2)	$3.205 (3)	$680,975.965	0.00011020	$75.04
	Total Offering Amounts					$680,975.965		$75.04
	Total Fee Offsets							—
	Net Fee Due							$75.04

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2018 Omnibus Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Two hundred twelve thousand four hundred seventy-three (212,473) shares represents an increase of approximately 4% of the total number of shares of the Registrant’s common stock outstanding on a fully-diluted basis on December 31, 2022, which increase is provided for in the 2018 Omnibus Equity Incentive Plan.
(3)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of the Registrant’s common stock are based upon the average of the high and low prices of the Common Stock on March 2, 2023, as reported on the Nasdaq Stock Market, which date is within five business days prior to the filing of this Registration Statement.
(4)	The Registrant does not have any fee offsets.